Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

9.0% SENIOR UNSECURED NOTES

This NOTE PURCHASE AGREEMENT (this “Agreement”), is entered into as of June 14, 2016 by and between Synergy Resources Corporation, a Colorado corporation (the “Company”), and each of the Purchasers identified on the signature page hereto (collectively, the “Purchasers” and each individually, a “Purchaser”).

RECITALS

WHEREAS, the Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, the Purchased Securities (as defined below) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Purchaser’s rights and obligations under this Agreement are several and not joint with the obligations of any other Purchaser; and

WHEREAS, the Company and each Purchaser desire to set forth certain agreements herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acquisition” means the transactions contemplated by the Purchase Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time prior to the date hereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by Law or executive order to close.

“Bylaws” means the bylaws of the Company, as amended from time to time prior to the date hereof and as further amended or restated from time to time.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Fee” means, with respect to any Purchaser, an amount equal to such Purchaser’s Commitment Amount multiplied by 2.0%.

“Commitment Amount” means, with respect to any Purchaser, the dollar amount set forth opposite such Purchaser’s name on Schedule 2.01 of this Agreement under the heading “Total Principal Amount Purchased.”

“Commitment Letter” means that certain letter agreement between the Company and the Purchasers, dated as of May 3, 2016, relating to the Purchasers’ commitment to purchase the Purchased Securities.

“Common Stock” means the common shares of the Company, par value $0.001 per share.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Related Parties” has the meaning set forth in Section 8.02.

“Company SEC Documents” has the meaning set forth in Section 3.06.

“Company Stock Plans” has the meaning set forth in Section 3.03.

“Cross Receipt” means a cross receipt, dated the Closing Date, executed by a Purchaser and the Company, certifying that such Purchaser has received its Purchased Securities and that the Company has received the aggregate Securities Purchase Price for all Purchased Securities to

be purchased by such Purchaser, substantially in the form attached to this Agreement as Exhibit A.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than sixty (60) days past the due date other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under capital leases; and (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or secured by a lien or encumbrance on the assets of such Person (whether or not such Debt is assumed by such Person) or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss.

“Environmental Law” means any and all current or future Laws and other legally enforceable requirements applicable to the Company or the operation of its business in any way relating to the protection of human health and safety (to the extent such health or safety relate to exposure to Hazardous Materials), the environment and natural resources (including, without limitation, any natural resource damages, any generation, manufacture, processing, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the environment, and any exposure to Hazardous Materials), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 C.F.R. part 24 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” has the meaning set forth in Section 3.21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 28, 2012, by and among the Company, SunTrust Bank, as administrative agent, and the lenders party thereto, as amended.

“Expense Reimbursement Amount” means a total of $150,000 of the Purchasers’ reasonable and documented or invoiced out-of-pocket expenses (including but not limited to, expenses of the Purchasers’ due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with the Company’s prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to each of the Purchasers and, if necessary, of a single firm of local counsel to the Purchasers in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with the Company’s prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the transactions contemplated by this Agreement.

“Fee Letter” means that certain letter agreement dated May 3, 2016, between the Company and the Purchasers, relating to the payment of certain fees in connection with the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof.

“Governmental Authority” means, with respect to a particular Person, any state, county, city and political subdivision of the United States in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them that exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to the Company shall mean a Governmental Authority having jurisdiction over the Company or any of its Properties.

“Governmental Licenses” has the meaning set forth in Section 3.18.

“Grant Date” has the meaning set forth in Section 3.04.

“Hazardous Materials” means any and all substances regulated by or as to which liability might arise under any applicable Environmental Law including any: (a) chemical, product, material, substance or waste defined as “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant” or words of similar meaning or import pursuant to any applicable Environmental Law; (b) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas and crude oil or any components, fractions or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, toxic mold, infectious or medical wastes or radon gas.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Indenture” means that certain Indenture dated as of the Closing Date relating to the Purchased Securities.

“Intellectual Property” has the meaning set forth in Section 3.15.

“Law” means any applicable federal, state or local order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Material Adverse Effect” means any material and adverse effect on the assets, liabilities, condition (financial or otherwise), stockholders’ equity, business, properties, results of operations or prospects of the Company, management or affairs of the Company or on the performance by the Company of its obligations under this Agreement and the Indenture, taken as a whole; provided, however, that any such material and adverse effect resulting or arising from or relating to any change, development, occurrence or event generally affecting the businesses or industries in which the Company operates shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (except if such change, development, occurrence or event disproportionately and adversely impacts the assets, liabilities, condition, business, results of operations or prospects, management or affairs or performance of the Company, taken as a whole, compared to that or those, as applicable, of other participants in the industry in which the Company operates).

“NYSE MKT” means the NYSE MKT LLC.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental authority or any agency or political subdivision thereof.

“Placement Agents” means, collectively, Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Agreement” means that certain Purchase and Sale Agreement dated May 2, 2016, among the Company, as purchaser, and Noble Energy, Inc., NBL Energy Royalties, Inc., and Noble Energy Wyco, LLC, as sellers.

“Purchased Securities” means Senior Notes issued at the Closing in an aggregate principal amount of Eighty Million Dollars ($80,000,000).

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Related Parties” has the meaning set forth in Section 8.01.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, when used with respect to each  Purchaser, also includes each Purchaser’s direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.

“Sanctions” has the meaning set forth in Section 3.26.

“Sanctioned Country” has the meaning set forth in Section 3.26.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Securities Purchase Price” has the meaning set forth in Section 2.01.

“Senior Notes” means the Company’s Nine Percent (9.0%) Senior Unsecured Notes due 2021, in substantially the form attached to the Indenture.

“Specified Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.05, 3.06, 3.09, 3.10, 3.16, 3.24, 3.25, 3.26, 3.38 and 3.39 of this Agreement.

“Specified Purchase Agreement Representations” means the representations and warranties of the sellers under the Purchase Agreement that are material to the interests of the Purchasers, but only to the extent that the Company would have the right, pursuant to the Purchase Agreement, to terminate its obligations under the Purchase Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Stock Options” has the meaning set forth in Section 3.04.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is the sole partner or member or is a general partner, manager or managing member; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its other Subsidiaries (or a combination thereof); or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Termination Date” has the meaning set forth in Section 9.01(a).

“Transaction Documents” means collectively, this Agreement, the Indenture and the Senior Notes.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01                             Sale and Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, Purchased Securities equal to such Purchaser’s Commitment Amount.  Each Purchaser agrees to pay the Company, for such Purchaser’s Purchased Securities, an amount equal to (a) such Purchaser’s

Commitment Amount, less (b) such Purchaser’s Commitment Fee (the “Securities Purchase Price”).

Section 2.02                             Closing.  Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Purchased Securities hereunder (the “Closing”) shall take place on the date of the first closing of the Acquisition pursuant to the Purchase Agreement (the “Closing Date”).  The Closing under this Agreement shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th St., Suite 500, Denver, Colorado 80202. The parties to this Agreement agree that the Closing may occur via delivery of electronic copies of the Transaction Documents and the closing deliverables contemplated hereby and thereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties to this Agreement at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.  The parties acknowledge that the Closing hereunder shall occur concurrently with the first closing of the Acquisition pursuant to the Purchase Agreement.

Section 2.03                             Company Closing Deliverables.  Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, the Company shall deliver (or cause to be delivered) to each Purchaser each of the following:

(a)                                 the Senior Notes to be purchased by such Purchaser in a form and in the name, and delivered as such Purchaser may request at least one Business Day prior to the Closing Date, free and clear of any liens, security interests, pledges, charges, encumbrances, mortgages and restrictions other than transfer restrictions under this Agreement or applicable federal and state securities laws;

(b)                                 a certificate of the Secretary or Assistant Secretary of the Company dated as of the Closing Date, certifying as to and attaching: (i) a true, correct and complete and in full force and effect as of the Closing Date copy of the Articles of Incorporation, as filed with the Colorado Secretary of State, (ii) a true, correct and complete and in full force and effect as of the Closing Date copy of the Bylaws, (iii) true, correct and complete, and in full force and effect as of the Closing Date, resolutions of the Board of Directors authorizing and approving the Transaction Documents and the transactions contemplated thereby, including the issuance of the Purchased Securities to each Purchaser, and (iv) the incumbency of the officers of the Company authorized to execute the Transaction Documents;

(c)                                  a certificate issued by the Secretary of State of the State of Colorado evidencing the good standing of the Company as of the Closing Date;

(d)                                 an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit B;

(e)                                  a Cross Receipt with respect to such Purchaser’s Senior Notes, which shall have been duly executed by the Company;

(f)                                   an opinion addressed to the Purchasers from Davis Graham & Stubbs LLP, legal counsel to the Company, dated as of the Closing Date, the form of which is attached hereto as Exhibit C;

(g)                                  evidence of insurance (without endorsements in favor of Purchasers), in form and substance reasonably satisfactory to the Purchasers; and

(h)                                 a fully executed copy of the Purchase Agreement, including all exhibits and schedules thereto, and any material agreements or other documents being delivered pursuant to the Purchase Agreement in connection with the closing of the Acquisition.

Notwithstanding anything to the contrary contained in this Agreement, in the event that the other conditions to the Company’s obligation to consummate the transactions contemplated by this Agreement have been fulfilled or waived pursuant to Section 7.02, the Company hereby agrees to deliver or cause to be delivered, and not to unreasonably withhold or cause to be withheld or to delay or cause to be delayed the delivery of, each of the items contemplated by this Section 2.03.

If at the Closing the Company fails to deliver the Senior Notes to the Purchasers as required by clause (a) above or any of the other deliverables under Section 2.03 or any conditions precedent pursuant to Section 7.01 shall not have been fulfilled to the Purchasers’ reasonable satisfaction (or in such Purchaser’s sole discretion, waived), then the Purchasers shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or nonfulfillment.

Section 2.04                             Purchaser Closing Deliverables.  Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, each Purchaser shall deliver (or cause to be delivered) to the Company each of the following:

(a)                                 payment of the applicable Securities Purchase Price by such Purchaser by wire transfer of immediately available funds on the Closing Date to an account designated by the Company in the applicable funding notice;

(b)                                 a Cross Receipt which shall have been duly executed by such Purchaser; and

(c)                                  a duly completed and executed IRS Form W-9 (or, in the case of a Purchaser that is a non-U.S. Person, a duly completed and executed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY or W-8EXP, as applicable).

Notwithstanding anything to the contrary contained in this Agreement, in the event that the other conditions to a Purchaser’s obligation to consummate the transactions contemplated by this Agreement have been fulfilled or waived pursuant to Section 7.01, such Purchaser hereby agrees to deliver or cause to be delivered, and not to unreasonably withhold or cause to be withheld or to delay or cause to be delayed the delivery of, each of the items contemplated by this Section 2.04.

Section 2.05                             Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, on and as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.01                             Organization and Good Standing.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease and operate its Properties and to conduct its business as described in the Company SEC Documents and to enter into and perform its obligations under this Agreement and the other Transaction Documents. The Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which such qualification is required, except for each jurisdiction where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than its Subsidiaries, and the Company has no Subsidiaries other than wholly owned Subsidiaries, none of which conducts material operations and none of which owns or controls assets in the aggregate of more than $15 million.

Section 3.02                             Due Authorization; Valid Execution and Delivery; Enforceability.  The Company has full corporate right, power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder, and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and each other Transaction Document and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.  This Agreement has been duly authorized, executed and delivered by the Company.  When duly executed and delivered by the parties thereto in accordance with their terms, each of the Transaction Documents will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity.

Section 3.03                             Capitalization.  The authorized capital stock of the Company is as set forth in the Company SEC Documents.  As of June 10, 2016, (i) 200,479,818 shares of Common Stock were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, and (iii) 9,830,299 shares of Common Stock were reserved for issuance under the stock-based compensation plans of the Company (the “Company Stock Plans”).  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of the outstanding shares of capital stock of the Company were issued in violation of preemptive or similar rights of any security holder of the Company granted under the Articles of Incorporation, the Colorado Business Corporation Act or any agreement or other instrument to which the Company is a party or by which it is bound. The capital stock of the Company conforms in all material respects to the description contained in the Company SEC Documents, and such description conforms in all material respects to the rights set forth in the instruments defining the same. The description of the Company Stock Plans and the awards granted thereunder contained in the Company SEC Documents accurately and fairly present in all material respects the information required to be shown with respect to such plans and awards.

Section 3.04                             Stock Options.  With respect to the stock options (the “Stock Options”) granted pursuant to the Company Stock Plans, (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the NYSE MKT and any other exchange on which Company securities are traded in each case in all material respects, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the SEC in accordance with the Exchange Act and all other applicable laws.  Except as disclosed in the Company SEC Documents or made in the ordinary course of business consistent with past practices under the Company Stock Plans, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any equity interests of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any equity interests or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue any equity interests, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

Section 3.05                             The Purchased Securities.  The Purchased Securities to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued.

Section 3.06                             Company SEC Documents.  The Company has filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits) required to be filed or furnished by it under the Exchange Act or the Securities Act since August 31, 2014 (all such documents collectively, the “Company SEC Documents”).  The Company SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (v) insofar as such Company SEC Documents summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown in all material respects, and (vi) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the business of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  The pro forma financial information and the related notes thereto included in the Company SEC Documents have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information therein provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein and are set forth in the Company SEC Documents, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts, in each case in all material respects.  The statements in the Company SEC Documents regarding the Company’s change in its fiscal and tax year-end to December 31 from August 31 are true and correct in all material respects.

Section 3.07                             No Material Change.  Since December 31, 2015, and except in each case as otherwise disclosed in the Company SEC Documents, (i) there has not been any change in the capital stock (other than the issuance or reacquisition of shares of Common Stock in the ordinary course of business pursuant to Company Stock Plans or awards thereunder), short-term debt or long-term debt of the Company (other than borrowings or repayments under the Existing Credit Agreement in the ordinary course of business and consistent with past practice), or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock (other than dividends or distributions deemed to occur upon the exercise or exchange of Stock Options or other convertible securities of such capital stock described in the Company SEC Documents or which represent a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise or exchange), (ii) no event has occurred that has had or would be reasonably likely to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole, and (iv) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any Governmental Authority.

Section 3.08                             No Violation or Default.  Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or bylaws or similar organizational documents, (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Property of the Company or any of its Subsidiaries is subject, or (iii) in violation of any Law, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.09                             No Conflicts.  The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Purchased Securities and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any Property or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Company or any of its Subsidiaries or (iii) result in the violation of any Law, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10                             No Consents Required.  No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, the issuance and sale of the Purchased Securities, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for such consents, approvals, authorizations, orders, licenses, registrations or qualifications as have been obtained or may be required under applicable state securities laws in connection with the offering and sale of the Purchased Securities.

Section 3.11                             Registration Rights.  Except as provided in this Agreement, there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such Person or to require the Company to include such securities in the securities registered pursuant to a Registration

Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

Section 3.12                             Legal Proceedings.  There are no pending actions, suits, proceedings, inquiries or investigations before or brought by any Governmental Authority, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Properties or that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.13                             Independent Accountants.  EKS&H LLP, who has certified certain financial statements of the Company, certain financial statements of properties acquired by the Company from K.P. Kaufman Company, Inc. and certain financial statements of properties acquired by the Company from Bayswater Exploration & Production, LLC, Bayswater Blenheim Holdings, LLC and Bayswater Blenheim Holdings II, LLC, is an independent registered public accounting firm with respect to the Company, its Subsidiaries and the sellers of such assets within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

Section 3.14                             Title to Real and Personal Property.  Except as otherwise set forth in the Company SEC Documents or such as in the aggregate does not now cause or will in the future cause a Material Adverse Effect, the Company has title to its respective Properties as follows: (i) with respect to oil and gas properties underlying the Company’s estimates of its net proved oil and natural gas reserves contained in the Company SEC Documents, such title is legal, good and defensible title in conformity with customary industry standards, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions, except for liens, security interests, pledges, charges, encumbrances, mortgages and restrictions under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration participation and production agreements, in each case that secure payment of amounts not yet due and payable or other unmatured obligations and are of a scope and nature customary for the oil and gas industry or arise in connection with drilling and production operations, and (ii) with respect to real and personal property other than that appurtenant to oil and gas interests, such title is free and clear of all material liens, security interests, pledges, charges, encumbrances, mortgages and restrictions, except, in the case of clauses (i) or (ii), for any such liens, security interests, pledges, charges, encumbrances, mortgages and restrictions granted pursuant to the Company’s Existing Credit Agreement or related security instrument. No real property owned, leased, licensed, or used by the Company lies in an area that is, or to the knowledge of the Company will be, subject to restrictions that would prohibit the continued effective ownership, leasing, licensing, exploration, development or production or use of such real property in the business of the Company as presently conducted or as the Company SEC Documents indicates the Company contemplates conducting, except as may be properly described in the Company SEC Documents or such as in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

Section 3.15                             Title to Intellectual Property.  The Company owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business as now operated by it, except where the failure to own or possess, or have the ability to acquire on reasonable terms, such Intellectual Property would not, singularly or in the aggregate, have a Material Adverse Effect. The Company has not received any notice, and is not otherwise aware, of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict, if the subject of any unfavorable decision, ruling or finding, or invalidity or inadequacy, singly or in the aggregate, would have a Material Adverse Effect.

Section 3.16                             Investment Company Act.  The Company is not and, immediately after giving effect to the offering and sale of the Purchased Securities and the application of the proceeds thereof to consummate the Acquisition as contemplated by the Purchase Agreement will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 3.17                             Taxes.  The Company has filed on a timely basis all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure to so file would not result in a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it to the extent due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not result in a Material Adverse Effect.

Section 3.18                             Licenses and Permits.  The Company possesses such permits, licenses, certificates, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by appropriate Governmental Authorities necessary for the ownership of its respective assets and to conduct the business as now operated by it, except where the failure to have obtained the same would not have a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not singly or in the aggregate have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure to be in full force and effect would not singly or in the aggregate have a Material Adverse Effect.  The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

Section 3.19                             No Labor Disputes.  No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal operators, contractors, suppliers or customers, except as would not have a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company.

Section 3.20                             Compliance with and Liability under Environmental Laws.  There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of Hazardous Materials by the Company (or any of its Subsidiaries or any of its predecessors in interest), at, upon, to, through or from any of the Property now or previously owned, leased or operated by the Company or any of its Subsidiaries or predecessors in interest, except that would not, individually or in the aggregate, have a Material Adverse Effect. There has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any Property now or previously owned, leased or operated by the Company or any of its Subsidiaries into the environment surrounding such Property of any Hazardous Materials due to or caused by the Company or any of its Subsidiaries (or any of its predecessors in interest), except for any such spill, discharge, leak, emission, injection, escape, dumping or release that would not, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.  Neither the Company nor any of its Subsidiaries is in violation of any Environmental Law, owns, leases or operates any real property contaminated with any Hazardous Material, is liable for any off-site disposal or contamination pursuant to Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a liability or claim described in the preceding clauses.

Section 3.21                             Compliance with ERISA.  Except as would not reasonably be expected to result in a Material Adverse Effect: the minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), have been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) that has been established or maintained by the Company, and the trust forming part of each such plan that is intended to be qualified under Section 401 of the Code is so qualified; the Company has fulfilled its obligations, if any, under Section 515 of ERISA; the Company does not maintain and is not required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA), that provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company is in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not result in a Material Adverse Effect; and the Company has not incurred or could not reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Sections 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

Section 3.22                             Internal Controls.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that (i) are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer or persons performing similar functions; (ii) have been evaluated for effectiveness as of a date within 90 days prior to the earlier of the date that the Company filed its most recent annual or quarterly report with the SEC; and (iii) are effective in all material respects to perform the functions for which they were established. The Company also maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The interactive data in eXtensible Business Reporting Language included in the Company SEC Documents fairly presents in all material respects the information called for and are prepared in all material respects in accordance with the SEC’s rules and guidelines applicable thereto. There has been no (i) significant deficiency or material weakness in the Company’s design or operation of internal controls over financial reporting required to be disclosed that was not so disclosed or (ii) fraud, whether or not material, that involves executive officers or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no change in the Company’s internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 3.23                             Insurance.  Except as otherwise set forth in the Company SEC Documents, the Company and its Properties are insured by insurers or are self-insured against such losses and risks and in such amounts as the Company believes are adequate for the conduct of its business and as the Company believes are customary for the business in which it is engaged in all material respects; all such policies of insurance insuring the Company and its Properties are in full force and effect, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. Except as otherwise set forth in the Company SEC Documents, there are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

Section 3.24                             No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.  The Company has instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable antibribery and anticorruption laws.

Section 3.25                             Compliance with Anti-Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26                             No Conflicts with Sanctions Laws.  Neither the Company nor any of its directors or officers, nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their employees, agents, affiliates or other persons associated with or acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the sale of the Purchased Securities hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity in order (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) to take any other action that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 3.27                             Certain Fees. No fees or commissions are or will be payable by the Company to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Securities or the consummation of the transactions contemplated by this Agreement for which any Purchaser shall have any liability.

Section 3.28                             Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Company SEC Documents has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 3.29                             Statistical Market Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Company SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects.

Section 3.30                             Independent Petroleum Engineers.  Ryder Scott Company, L.P., which has certified the reserve information of the Company, has represented to the Company that it is, and to the knowledge of the Company is, an independent petroleum engineering firm in accordance with guidelines established by the SEC.

Section 3.31                             Reserve Report Data.  The oil and gas reserve estimates of the Company included or incorporated by reference in the Company SEC Documents have been prepared by independent reserve engineers in accordance with SEC guidelines applied on a consistent basis throughout the periods involved, and the Company has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of the Company as of the dates indicated. Other than production of the reserves in the ordinary course of business, intervening product price fluctuations and as described in the Company SEC Documents, the Company is not aware of any facts or circumstances that would have a Material Adverse Effect on the reserves or the present value of future net cash flows therefrom as described in the Company SEC Documents.

Section 3.32                             Sarbanes Oxley Act.  The Company is in compliance, in all material respects, with all provisions now applicable to it of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications and all rules and regulations promulgated thereunder or implementing the provisions thereof.

Section 3.33                             Form S-3 Eligibility.  The Company is eligible to use Form S-3 promulgated under the Securities Act for secondary offerings.

Section 3.34                             Private Placement.  Assuming the accuracy of the representations and warranties set forth in Article IV, the offer and sale of the Purchased Securities to the Purchasers as contemplated herein is exempt from the registration requirements of the Securities Act.

Section 3.35                             No General Solicitation; No Advertising.  The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Purchased Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 3.36                             No Integration.  Neither the Company nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Securities in a manner that would require registration under the Securities Act.

Section 3.37                             Purchase Agreement.  All representations and warranties of the Company in the Purchase Agreement are true and correct in all material respects.  The Company has made available to each Purchaser true and correct copies of the Purchase Agreement and all agreements ancillary thereto.  The Company is not, after reasonable inquiry, aware of any failure of the Specified Purchase Agreement Representations to be true and correct, or any failure by any party thereto to comply with all covenants therein applicable to it, in each case that would be material to the Company following the closing of the Acquisition.

Section 3.38                             Solvency.  After giving effect to the first closing of the Acquisition and to the transactions contemplated by this Agreement and the other Transaction Documents, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company will exceed the aggregate Debt of the Company as the Debt becomes absolute and matures, (b) the Company has not incurred and does not intend to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by the Company and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Company will not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 3.39                             Compliance with Regulations T, U and X.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board of Governors).  No part of the proceeds of the sale of the Purchased Securities will be used for any purpose which violates the provisions of Regulations T, U or X of the Federal Reserve Board of Governors.

Section 3.40                             Exclusivity of Representations.  The representations and warranties made by the Company herein are the exclusive representations and warranties made by the Company.  The Company hereby disclaims any other express or implied representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company with respect to itself, on and as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.01                             Existence.  Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power and authority to own its Properties and carry on its business as currently conducted.

Section 4.02                             Authorization; Enforceability.  Such Purchaser has all necessary legal power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by such Purchaser of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all legal action on its part and, when duly executed and delivered by the parties thereto in accordance with their terms, each of the Transaction Documents to which such

Purchaser is a party, will constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity.

Section 4.03                             Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Securities or the consummation of the transactions contemplated by the Transaction Documents.  Such Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Securities or the consummation of the transactions contemplated by the Transaction Documents.

Section 4.04                             Unregistered Securities.

(a)                                 Accredited Investor Status; Sophisticated Purchaser.  Such Purchaser is an “accredited investor” as that term is defined in Rule 501 of the Securities Act and is able to bear the risk of its investment in the Purchased Securities and, at the present time would be able to afford a complete loss of such investments.  Such Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Securities.  Such Purchaser is a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.

(b)                                 Information.  Such Purchaser has been furnished with and has had access to such financial and other information as it deems necessary to make its decision to purchase the Purchased Securities.  Such Purchaser has been afforded the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Purchased Securities.  Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Article III.  Such Purchaser has conducted its own investigation of the Company and the terms of the Purchased Securities and has sought such accounting, legal and tax advice as it has considered necessary to make an investment decision with respect to its investment in the Purchased Securities.  Such Purchaser has not relied on the advice of or representations by the Placement Agents or any of the Placement Agents’ Affiliates with respect to its decision to invest in the Purchased Securities.

(c)                                  Purchaser Representation.  Such Purchaser is purchasing the Purchased Securities for its own account, solely for the purpose of investment and not with a view towards, or for resale in connection with, the public sale or distribution of the Purchased Securities in a manner that would violate the Securities Act; provided, however, that by making such representations herein, such Purchaser does not agree to hold any of the Senior Notes for any minimum or other specific term and reserves the right to dispose of its Senior Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Purchased Securities.  Such Purchaser understands and acknowledges that the

Purchased Securities it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Such Purchaser has been advised and understands and acknowledges that the Purchased Securities have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only (i) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder (if available), (ii) pursuant to an effective registration statement under the Securities Act or (iii) to the Company or one of its Subsidiaries.

(d)                                 General Solicitation. Purchaser is not purchasing the Purchased Securities as a result of any advertisement, article, notice or other communication regarding the Purchased Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)                                  Legends.  Such Purchaser understands and acknowledges that, until such time as the Purchased Securities have been registered pursuant to the provisions of the Securities Act, or the Purchased Securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Securities will bear a restrictive legend as set forth in the Indenture.

(f)                                   Reliance Upon Purchaser’s Representations and Warranties.  Such Purchaser understands and acknowledges that the Purchased Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that the Company is relying in part upon the truth and accuracy of the foregoing representations, warranties and acknowledgements of such Purchaser set forth in this Agreement.

Section 4.05                             Exclusivity of Representations.  The representations and warranties made by such Purchaser in this Agreement are the exclusive representations and warranties made by such Purchaser. Such Purchaser hereby disclaims any other express or implied representations or warranties.

Section 4.06                             Placement Agents’ Reliance.  Such Purchaser agrees that, notwithstanding Section 6.04(a), the Placement Agents may rely upon the representations and warranties made by such Purchaser to the Company in this Agreement.

ARTICLE V
COVENANTS

Section 5.01                             Taking of Necessary Action.  Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and each Purchaser will use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the relevant parties, advisable for the consummation of the transactions contemplated by the Transaction Documents.

Section 5.02                             Non-Public Information. On or before the fourth Business Day following the date hereof, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents, and including as an exhibit to such Current Report on Form 8-K each of the Transaction Documents, in the form required by the Exchange Act.

Section 5.03                             Registration Rights.  If the Company grants registration rights to a holder of the Company’s debt securities while any Senior Notes remain outstanding, the Company will use its reasonable best efforts to register the Purchased Securities under the Securities Act and to have the registration statement with respect to the Purchased Securities declared or made automatically effective within 3 months from the date the Company granted registration rights to such other holder; provided that from and after the twelve month anniversary of the Closing Date, the Company shall have no such obligation if (i) the Purchased Securities are freely tradable by non-Affiliates under Rule 144 promulgated under the Securities Act and (ii) to the extent requested by holders of the Purchased Securities, (A) the restrictive legend has been or is removed from the Purchased Securities (other than those Purchased Securities held by Affiliates), and (B) the Purchased Securities are or become not associated with a restricted CUSIP (other than those Purchased Securities held by Affiliates).  The registration of the Purchased Securities, if required, may be effected through an exchange on Form S-4 or a resale registration on Form S-3.

Section 5.04                             Reimbursement of Expenses.  The Company shall pay the Expense Reimbursement Amount to the Purchasers on the earlier to occur of (i) the Closing Date and (ii) the Termination Date. In the event that the Company shall request the Purchasers to execute or agree to any future amendment or similar modification to this Agreement or the other Transaction Documents, or in the event that the Purchasers are enforcing their rights and remedies under this Agreement or the other Transaction Documents, the Company agrees to reimburse the reasonable and documented expenses of the Purchasers in connection therewith (including any reasonable expenses of counsel to the Purchasers, but it being understood, for the avoidance of doubt, that such reimbursement shall not cover any transfer, assignments or other similar matters by the Commitment Lenders in respect of the Senior Notes).

Section 5.05                             DTC Delivery of Notes; Credit Rating.  The Company agrees to use its reasonable best efforts to deliver the Senior Notes at Closing via the book-entry facilities of The Depository Trust Company.  The Company agrees to use its reasonable best efforts to obtain ratings for the Senior Notes by S&P and Moody’s (each as defined in the Indenture) on or before December 31, 2016 and, once obtained, shall use commercially reasonable efforts to maintain such ratings.

ARTICLE VI
MISCELLANEOUS

Section 6.01                             Interpretation.  Article, Section, Exhibit, and Schedule references in this Agreement are references to the corresponding Article, Section, Exhibit, and Schedule to this

Agreement, unless otherwise specified.  All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever the Company has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified.  Any reference in this Agreement to “$” shall mean U.S. dollars.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (b) the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The division of this Agreement into Articles, Sections, Exhibits, and Schedules and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 6.02                             Survival of Provisions.  The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Securities and payment therefor and repayment, conversion or repurchase thereof.  The agreements and obligations of the Company set forth in Article VIII shall survive the payment in full of all amounts due in respect of the Purchased Securities and the termination of this Agreement.

Section 6.03                             No Waiver; Modifications in Writing.

(a)                                 Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties to this Agreement affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by any party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 6.04                             Binding Effect; Assignment.

(a)                                 Binding Effect.  This Agreement shall be binding upon the Company, each Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)                                 Assignment of Rights.  Each Purchaser’s rights and obligations hereunder may be transferred or assigned in whole or in part by each Purchaser to any Affiliate of each Purchaser or to any of its and its Affiliates’ limited partners and/or funds, entities and accounts managed, advised or sub-advised by it or by its Affiliates (collectively, “Permitted Assignees”) without the consent of the Company subject to such transferee making the representations and warranties set forth in Article IV.  Upon any such permitted transfer or assignment, references in this Agreement to such Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of such Purchaser unless the context otherwise requires.  Without the written consent of the Company, which consent shall not be unreasonably withheld, no portion of the rights and obligations of a Purchaser under this Agreement may be assigned or transferred by such Purchaser or such a transferee of Purchased Securities to a Person that is not a Permitted Assignee.  No portion of the rights and obligations of the Company under this Agreement may be transferred or assigned without the prior written consent of each Purchaser, which consent shall not be unreasonably withheld.  Any assignment or transfer in violation of the foregoing provisions of this Section 6.04(b) shall be void.

Section 6.05                                               Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, email, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

(a)                                 If to the Purchaser, to the address listed for such Purchaser on Schedule 2.01 hereto.

(b)                                 If to the Company, to:

Synergy Resources Corporation

1625 Broadway, Suite 300

Denver, Colorado 80202

Attention: General Counsel

Email:            cosborn@syrginfo.com

with a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado 80202

Attention:           John Elofson

Email:                              john.elofson@dgslaw.com

or to such other address as the Company or the relevant Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: (w) at the time delivered by hand, if personally delivered; (x) upon actual receipt if sent by email; (y) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (z) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.06                             Entire Agreement.  This Agreement is intended by the parties to this Agreement as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of such parties in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Transaction Documents with respect to the rights granted by the Company or any of its Affiliates or each Purchaser or any of their Affiliates set forth herein or therein.  This Agreement, the other Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between such parties with respect to such subject matter.

Section 6.07                             Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of laws.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County and appellate courts thereof for the purpose of any suit, action or proceeding arising out of, or relating to, this Agreement or the other Transaction Documents, the use of proceeds of the Purchased Securities and the transactions contemplated hereunder and under the other Transaction Documents and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in such court.  The parties to this Agreement hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties to this Agreement agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 6.08                             Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.09                             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. An electronic signature shall be deemed to be an original signature.

ARTICLE VII
CLOSING CONDITIONS

Section 7.01                             Conditions to Each Purchaser’s Obligations at Closing.  The obligation of each Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or before the Closing of each of the following conditions (any of which may, to the extent permitted by applicable Law, be waived in writing by such Purchaser, in whole or in part):

(a)                                 The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(b)                                 The Company shall have delivered to each Purchaser all Transaction Documents, certificates, instruments and other deliverable items required to be delivered pursuant to Section 2.03.

(c)                                  The Company shall have paid all fees and expenses due to the Purchasers under the Fee Letter, subject to the limitations provided therein.

(d)                                 No default or event of default under the Company’s Existing Credit Agreement shall exist, and any necessary amendments or consents relating to the Existing Credit Agreement to effect the transactions contemplated by the Purchase Agreement and this Agreement shall be in effect on or prior to the Closing Date.

(e)                                  The Purchasers shall have received a true and correct fully-executed copy of the Purchase Agreement, including all exhibits and schedules thereto.  No provision of such agreement shall have been waived, amended, supplemented or otherwise modified in any respect by the Company in a manner materially adverse to the Purchasers, without the approval of the Purchasers (such approval not to be unreasonably withheld, delayed or conditioned), it being understood that any modification to the definition of Material Adverse Effect contained in the Purchase Agreement shall be deemed to be materially adverse to the Purchasers. The first closing of the Acquisition shall be consummated concurrently with the Closing in accordance with applicable law and on the terms described in the Purchase Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Purchasers, unless approved by the Purchasers (such approval not to be unreasonably withheld, delayed or conditioned), it being understood that any modification to the definition of Material Adverse Effect contained in the Purchase Agreement shall be deemed to be materially adverse to the Purchasers, and each Purchaser shall be in its reasonable judgment satisfied that all conditions precedent under the Purchase Agreement have been satisfied.

(f)                                   (i) Since May 2, 2016, there shall not have occurred any event that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement) and (ii) since December 31, 2015, there shall not have been any material adverse change, nor any development or event involving a prospective material adverse change, in or affecting the business, properties, management, condition (financial or otherwise), stockholders’ equity, results of operations or prospects of the Company (and its Subsidiaries, if any, taken as a whole).

(g)                                  No Governmental Authority (as defined in the Purchase Agreement) shall have enacted, issued, promulgated, or deemed applicable any Law (as defined in the Purchase Agreement), or issued or granted any final and non-appealable Order (as defined in the Purchase Agreement), that is in effect and that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Acquisition or the transactions contemplated by this Agreement or the other Transaction Documents, no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order, and all approvals of Governmental Authorities required under the Purchase Agreement to complete the initial closing of the Acquisition shall have been received.

(h)                                 The Company shall have represented to the Purchasers on the Closing Date that at 6 p.m. New York City time on the Closing Date, the Company shall have no indebtedness for borrowed money other than (i) up to $10 million of indebtedness for borrowed money under the Existing Credit Agreement and any other indebtedness for borrowed money that is secured by a lien, and (ii) the Notes; and any existing liens relating to the assets to be acquired pursuant to the Purchase Agreement (other than liens arising under operating agreements or otherwise in the ordinary course of business and that do not relate to indebtedness for borrowed money) shall have been terminated or released.

(i)                                     The Company shall have represented to the Purchasers on the Closing Date that the borrowing base under the Existing Credit Agreement in effect immediately following closing of the Acquisition is at least $125 million.

(j)            The Purchasers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(k)           There shall be no default or event of default under this Agreement or the other Transaction Documents.

(l)            The Company shall have represented to the Purchasers on the Closing Date that it is in compliance with its obligations under clause D of the Commitment Letter.

(m)          (i) the Specified Representations shall be true and correct when made and as of the Closing Date (except that Specified Representations made as of a specific date shall be required to be true and correct as of such date only); and (ii) the Specified Purchase Agreement Representations shall be true and correct when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that Specified Purchase Agreement Representations made as of a specific date shall be required to be true and correct as of such date only).

Section 7.02          Conditions to the Company’s Obligations at Closing.  The obligation of the Company to consummate the transactions contemplated by this Agreement with respect to any Purchaser is subject to the fulfillment on or before the Closing of each of the following conditions (any of which may, to the extent permitted by applicable Law, be waived in writing by the Company, in whole or in part, it being understood that if one or more of such conditions are not satisfied with respect to certain Purchaser(s), the Company may, but need not, waive such conditions with respect to other Purchaser(s)):

(a)           the representations and warranties of such Purchaser contained in Article IV of this Agreement shall be true and correct when made and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(b)           such Purchaser shall have paid their applicable Securities Purchase Price in accordance with Section 2.04(a);

(c)           such Purchaser shall have delivered to the Company all Transaction Documents, certificates, instruments and other deliverable items required to be delivered pursuant to Section 2.04; and

(d)           no Governmental Authority (as defined in the Purchase Agreement) shall have enacted, issued, promulgated, or deemed applicable any Law (as defined in the Purchase Agreement), or issued or granted any final and non-appealable Order (as defined in the Purchase Agreement), that is in effect and that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Acquisition or the transactions contemplated by this Agreement or the other Transaction Documents, no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order, and all approvals of Governmental Authorities required under the Purchase Agreement to complete the initial closing of the Acquisition shall have been received.

ARTICLE VIII
INDEMNIFICATION

Section 8.01          Indemnification by the Company.  The Company agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein; provided that, that no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages, except for any such special, consequential or punitive damages included in any third party claim in connection with which such Indemnified Party is entitled to indemnification.

Section 8.02          Additional Limitations on Indemnification. The Company’s maximum aggregate liability under this Article VIII will be limited to the aggregate initial principal amount of the Senior Notes.  Notwithstanding anything to the contrary contained herein, any damages otherwise indemnifiable under this Article VIII shall be reduced by the amount of insurance proceeds actually recovered by a Company Related Party in respect of such damages (net of costs of collection, deductibles and retro-premium adjustments). Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such damages constituting a breach of more than one representation, warranty, covenant or agreement.  Any claim for indemnification relating to a breach of a representation and warranty must be made prior to the earlier of the expiration of such representation and warranty or any survival period set forth in Section 6.02.

Section 8.03          Indemnification Procedure.  Promptly after any Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified

Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party (including in house counsel) shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select one firm of separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall settle any indemnified claim without the consent of the other (such consent not to be unreasonably withheld), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by such other party.  The remedies provided for in this Article VIII are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

ARTICLE IX
TERMINATION

Section 9.01          Termination of the Agreement Prior to Closing.

(a)           All commitments and obligations of the Purchasers under this Agreement will terminate on the earliest of (i) 11:59 p.m. Denver, Colorado time on June 30, 2016 and (ii) the valid termination of the Purchase Agreement, unless in each case, the Closing Date has occurred, with such earliest date referred to as the “Termination Date”.

(b)           Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of the Company and the Purchasers.

Section 9.02          Effect of Termination Prior to Closing.  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto as to which such termination has occurred;

provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

COMPANY:

SYNERGY RESOURCES CORPORATION

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	Chief Executive Officer

PURCHASERS:

MTP ENERGY MASTER FUND LTD
By: MTP Energy Management LLC, its Investment Advisor
By: Magnetar Financial LLC, its Sole Member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Office

FS ENERGY AND POWER FUND
By: GSO Capital Partners LP, as Sub-Adviser

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Person

SIGNATURE PAGE TO

NOTE PURCHASE AGREEMENT

Schedule 2.01

Purchasers’ Commitments

Purchaser	Total Principal Amount Purchased

MTP ENERGY MASTER FUND LTD	$40,000,000

FS ENERGY AND POWER FUND	$40,000,000

Purchaser Addresses

If to MTP Energy Master Fund Ltd:

MTP Energy Master Fund Ltd

1603 Orrington Ave., 13th Floor

Evanston, IL 60201

Attn: Chief Legal Officer

Email: MTP_Notices@magnetar.com

Phone: (847) 905-4400

If to FS Energy and Power Fund:

GSO Capital Partners LP

345 Park Avenue, 31st Floor,

New York, NY 10154

Attn: Valerie Kritsberg or Robert Horn

Email: Valerie.Kritsberg@gsocap.com or Robert.Horn@gsocap.com

CC: gsolegal@gsocap.com

with a copy to:

FS Energy and Power Fund

Franklin Square Capital Partners

201 Rouse Boulevard,

Philadelphia, PA 19112